Exhibit 99.1

Charles M. Sioberg, Chairman of the Board

Annual Meeting of Shareholders Remarks

For Delivery on April 25, 2006

2006 Marks the 100th Year for our company.

100 Years – that’s quite an accomplishment.

The early 1900’s, when our company was founded, are often referred to as the good old days. It was a simpler time.

The majority of the US population lived in rural areas. Farming was strong and the US economy was still in the early stages of industrialization.

When our bank’s doors opened for business in February of 1906, there were already two other financial institutions in Chambersburg.

There was the National Bank of Chambersburg and Chambersburg Trust Company.

Of course, as you all know, the local banking landscape has changed since the early 1900’s.

You won’t find names like Valleybank, Chambersburg Trust, or the First National Bank of Waynesboro.

All of these institutions gave up their independence in the 1980’s and 90’s and are now part of M&T Bank.

This scenario has played out quite similarly in other communities throughout our market area.

In Carlisle there was Farmer’s Trust -  — and in Shippensburg there used to be The People’s Bank, they both no longer exist.

In Greencastle and Waynesboro the two Citizens National Banks eventually merged and became part of Susquehanna Bank.

Of course, other things have changed quite a bit since the “Good Old Days” of the early 1900’s.

For example, in the early 1900’s:

•                  The average life expectancy in the United States was 47 years.

•                  Only 14 percent of the homes in the United States had a bathtub.

•                  Only 8 percent of the homes had a telephone.

•                  There were approximately 8,000 cars in the US and only 144 miles of paved roads. And – the maximum speed limit in most cities was 10 mph.

•                  The average wage in the US was twenty-two cents an hour. The average US worker made between $200 and $400 per year.

•                  The population of Las Vegas, Nevada was 30.

America had just been introduced to inventions like:

•                  the double-edged safety razor (1901 by King Camp Gillette)

•                  air conditioning (1902 by Willis Carrier)

•                  crayons (1903 by Edward Binney and Harold Smith)

•                  windshield wipers (1903 by Mary Anderson)

and

•                  teabags (1904 by Thomas Sullivan)

Consumers didn’t know about Plutonium, insulin, or antibiotics — — — they hadn’t been discovered yet.

And cellophane, zippers, Scotch tape, crossword puzzles, instant coffee, Life Savers, stainless steel, canned beer, and iced tea had not yet been invented.

Not to mention, T.Vs., microwaves, computers, ipods, palm pilots or cell phones.

•                  One in ten US adults couldn’t read or write.

•                  Only 6 percent of all Americans had graduated from high school.

•                  The cost of a first-class stamp was 2 cents.

•                  Heroin was promoted as an over-the-counter product which “Cleans the complexion, gives buoyancy to the mind regulates the stomach and is… a perfect guardian of health.”

•                  And, Coca-Cola contained cocaine… even then apparently it was “the pause that refreshes.”

In the early 1900’s, the three largest companies were US Steel, Standard Oil and American Tobacco. Today it’s Exxon/Mobil, Wal*Mart, and General Motors.

Well — over the past 100 years quite a lot has happened, and with the pace of things today it is hard to imagine what may happen in the next century.

How does a company survive for 100 years?

Jim Collins, in his bestsellers “Good to Great” and “Built to Last” offers the following insights;  He states that,

“Great companies have a strong mission supported by core values.”

The most successful companies do NOT exist first and foremost to maximize profits. Profit counts, but is usually not at the top of the list.

Strong companies do what they do well, but are flexible enough to adapt to change.

Visionary companies are great places to work, but NOT for everyone — these companies are only great places to work if you fit the vision and culture.

Further — Collins points out that with successful companies -

Good enough is never — well — really good enough.

But what about a community bank?  Like F&M Trust

Is the playing field any different for banks than it is for other industries?

Perhaps it is a little different by industry.

So how does a community bank reach “100”, remain independent, and continue to achieve its mission?

Any discussion of our company’s long tenure would certainly include a stability which rests on a widely-shared corporate culture. Fundamental to that culture are our committed and capable veteran employees.

They are the ones who have made it possible.

They are the people who have made our new initiatives proceed successfully.

They are the foundation on which we have built.

Alex Sheshuolf recently wrote, “people momentum creates the earnings performance that drives shareholder value.”

We understand that if we are to be successful, it will only be because of the experience, enthusiasm and commitment of employees at all levels of the company.

Additionally —

We have always believed the possibilities in our marketplace are expansive. So, as larger banks move to consolidation, Franklin Financial continues to provide its customer with talented and experienced bankers, as well as local decision making. The core of our business model includes service – product - depth, - local decision making - and experienced bankers. We have always believed this is our differentiator.

It helps us to better serve customers and make better decisions for Franklin Financial and our clients.

Eleanor Roosevelt said, “People grow through experience if they meet life honestly and courageously. This is how character is built.”

We at Franklin Financial believe this is also applicable to companies.

We believe we have built character and because of it we have also built longevity.

We’re very proud to celebrate our 100th year. We think it is quite an accomplishment and a tribute to the hard work, dedication, and perseverance of those who came before us – the directors, management, officers, and employees of F&M Trust Company over the years.

We also know that it wouldn’t have been possible without the support of our shareholders and the trust and confidence of our customer and clients.

We are honored to continue the task as it supports our mission — creating long-term shareholder value by delivering — financial solutions… from people you know.